                                                                    EXHIBIT 99.2

ADVANCED INSTRUCTION TO SELL COMMON STOCK

To: Deutsche Bank Alex. Brown
    A Division of Deutsche Bank Securities Inc.

Account Number:

         I am a holder of shares and options to acquire shares, of the common stock of RSA Security, Inc. (Tkr: RSAS). I would like to periodically sell Company shares in order to diversify my portfolio. I also wish to take advantage of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for an affirmative defense from insider trading liability for purchases and sales effected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. This instruction ("Instruction") is intended to constitute a "written plan for trading securities" within the meaning of Rule 10b5-1.

         I hereby instruct Deutsche Bank Securities Inc. (referred to herein as "Deutsche Bank Alex. Brown") to sell currently held shares of Common Stock, pursuant to the specific instructions set forth in the attached memo. My orders here under are given to you on a not held basis, meaning that you shall use your best judgement in the execution of each order, and that you shall be relieved of all responsibility with respect to the time of execution or the price or prices of execution. I understand that in exercising such judgement, it is possible that you may not sell some or all of the shares that you are authorized hereunder to sell in any given period under this Instruction.

         You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All shares to be sold shall have been previously deposited into my account, and you shall not be required to follow this Instruction if shares are not present in my account (or acceptable arrangements to deliver option shares have not been made) prior to the dates on which sales shall occur. If this Instruction requires you to exercise stock options you shall do so in accordance with your normal procedures, and unless instructed otherwise, remit the exercise price and the withholding tax as calculated by the Company. In no instance should you exercise options that are not in the money. The share amount listed above shall be increased or decreased to reflect stock splits should they occur. I understand that I shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that I may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. In this connection, I understand that upon my request, you will assist me in making advance arrangements regarding the filing of Forms 144; provided that you agree to notify me and a designated representative of RSA's legal department within eight hours of making any trade so that I may file the required Form 4 in a timely fashion:

         -        Margaret Seif: Phone: 781-515-5403; email:
                  mseif@rsasecurity.com

         -        Kathryn Leach: Phone: 781-515-5422; email:
                  kleach@rsasecurity.com

         -        Chris Dollase: Phone: 781-515-5507; email:
                  cdollase@rsasecurity.com

         All sales shall be effected in your normal fashion in accordance with your terms and conditions for my account and risk. You may act as principal in any transaction hereunder. I understand that you may not be able to make all of the sales contemplated under this Instruction due to a market disruption or a legal, regulatory or contractual restriction applicable to you or any other event or circumstance. I further understand that even in the absence of such a circumstance, you may be unable to make sales consistent with ordinary principles of best execution due to insufficient volume of trading or other market factors in effect on the date of a sale. I hereby ratify and confirm any and all transactions with you in accordance with this Instruction. I also agree to indemnify and hold Deutsche Bank Alex. Brown harmless from any and all losses arising from any cause of action arising from its performance of this Instruction. For purposes of this Section, the term "losses" shall mean monetary damages for which a court or regulatory agency has found Deutsche Bank to be finally liable, after all appeals have been exhausted, but which shall in no event exceed an amount equal to the proceeds received by you in connection with exercises of stock options pursuant to this Instruction. Notwithstanding the foregoing, "losses" shall not include Deutsche Bank's attorneys fees, and Deutsche Bank may not settle any action for which it will claim indemnification from you without your prior written consent.

         You will cease making sales under this Instruction as soon as practicable following receipt of written notice from the Company, confirmed by telephone, that the Company has entered into a transaction that results in my being subject to trading restrictions. You shall resume making sales in accordance with this Instruction as soon as practicable after you receive written notice from the Company of the cessation or termination of any such trading restriction. Any sales not made as a result of the imposition of any trading restriction shall be deemed to be cancelled and shall not be made pursuant to this Instruction.

         While this Instruction is in effect I will not enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including any securities convertible or exchangeable into Common Stock). I agree that until this Instruction has been terminated I will not enter into a binding contract with respect to the purchase or sale of Common Stock with another broker, dealer or financial institution, instruct any broker, dealer or financial institution to purchase or sell Common Stock or adopt a trading plan with respect to Common Stock other than this Instruction.

         I represent and warrant that I am not presently aware of any material nonpublic information regarding the Company or its securities and that I am currently able to sell Common Stock under the Company's insider trading policies and covenant that I will not discuss or otherwise disclose material nonpublic information to my investment representative or any other of your personnel responsible for carrying out this Instruction. I have obtained the approval of the Company's counsel to enter into this Instruction.

         This Instruction may be modified, terminated or amended only by a writing signed by the parties hereto. Any modification or amendment of this Instruction may only occur at a time when I am not aware of material nonpublic information concerning the Company or its securities and I am otherwise permitted to make sales under the Company's insider trading policies. If this Instruction is modified or amended, or if I establish a new plan after termination of this Instruction, no sales shall be made during the thirty (30) calendar days immediately following such modification, amendment or termination (other than sales already provided for in the Instruction prior to modification, amendment or termination).

         This Instruction shall not be effective until Deutsche Bank Alex. Brown confirms its acceptance in writing by signing below. It shall remain in full force and effect until revoked or modified by me in writing. Deutsche Bank Alex. Brown may decline to act hereunder upon reasonable notice. I hereby irrevocably authorize you to accept any instruction from the Company to cease or suspend sales hereunder.

                                                     /s/Robert P. Badavas
                                                     ---------------------------
                                                     Bob Badavas

--------------------------------------------------------------------------------
Accepted
Deutsche Bank Alex. Brown

/s/Stuart C. Williams
--------------------------------------
Stuart C. Williams, Branch Manager

Dated: 11/17/03

INSTRUCTIONS TO BROKER

1) The term of this Trading Program begins on January 1, 2004 and ends on the earlier of:

         a)       December 31, 2004

         b) Such time as an aggregate 157,500 shares of common stock of RSA Security Inc. ("Shares") have been sold under this Trading Program; or

         c) Receipt by Broker of written notice from Participant of the termination of this Trading Program.

2) Pursuant to this Trading Program, during the period beginning January 01 2004 and ending March 31, 2004, the Participant authorizes Broker to sell up to the following number of Shares:

         a)       10,000 Shares at no less than $16 per Share, plus

         b)       10,000 Shares at no less than $17 per Share, plus

         c)       15,000 Shares at no less than $18 per Share, plus

         d)       20,000 Shares at no less than $20 per Share, plus

         e)       20,000 Shares at no less than $22.50 per Share.

         f) If during the third month of this quarter, the Broker was not able to sell any Shares in the quarter as specified in paragraphs a through e above, he may sell 12,000 Shares at no less than $14 per Share. These Shares may not be carried forward to subsequent quarters.

         g) The number of Shares not sold by Broker pursuant to the foregoing may be carried forward and sold by Broker in subsequent calendar quarters during the term of this plan, subject to their original minimum price constraints.

3) Pursuant to this Trading Program, during the period beginning April 01, 2004 and ending June 30, 2004, the Participant authorizes Broker to sell up to the following number of Shares:

         a)       10,000 Shares at no less than $17 per Share, plus

         b)       15,000 Shares at no less than $18 per Share, plus

         c)       20,000 Shares at no less than $20 per Share, plus

         d)       20,000 Shares at no less than $22.50 per Share, plus

         e) If during the third month of this quarter, the Broker was not able to sell any Shares in the quarter as specified in paragraphs a through d above, he may sell 12,000 Shares at no less than $16 per Share. These Shares may not be carried forward to subsequent quarters.

         f) In addition to any Shares sold pursuant to paragraphs a through e, the Broker may sell any Shares carried forward from previous quarters subject to their original minimum price constraints.

         g) The number of Shares not sold by Broker pursuant to the foregoing may be carried forward and sold by Broker in subsequent calendar quarters during the term of this plan, subject to their original minimum price constraints.

4) Pursuant to this Trading Program, during the period beginning July 01, 2004 and ending September 30, 2004, the Participant authorizes Broker to sell up to the following number of Shares:

         a)       15,000 Shares at no less than $18 per Share, plus

         b)       20,000 Shares at no less than $20 per Share, plus

         c)       20,000 Shares at no less than $22.50 per Share, plus

         d) If during the third month of this quarter, the Broker was not able to sell any Shares in the quarter as specified in paragraphs a through c above, he may sell 15,000 Shares at no less than $17 per Share. These Shares may not be carried forward to subsequent quarters.

         e) In addition to any Shares sold pursuant to paragraphs a through d, the Broker may sell any Shares carried forward from previous quarters subject to their original minimum price constraints.

         f) The number of Shares not sold by Broker pursuant to the foregoing may be carried forward and sold by Broker in subsequent calendar quarters during the term of this plan, subject to their original minimum price constraints.

                                                            /s/Robert P. Badavas

5) Pursuant to this Trading Program, during the period beginning October 01, 2004 and ending December 31, 2004, the Participant authorizes Broker to sell up to the following number of Shares:

         a)       20,000 Shares at no less than $18 per Share, plus

         b)       20,000 Shares at no less than $20 per Share, plus

         c)       20,000 Shares at no less than $22.50 per Share, plus

         d) If during the third month of this quarter, the Broker was not able to sell any Shares in the quarter as specified in paragraphs a through c above, he may sell 20,000 Shares at no less than $17 per Share.

         e) In addition to any Shares sold pursuant to paragraphs a through d, the Broker may sell any Shares carried forward from previous quarters subject to their original minimum price constraints.

         Execution of the above will be under an "exercise and sell" program against 157,500 non-qualified stock options. Only vested options should be exercised. The vested grants should be exercised and sold in the following order:

R1032, grant price of $6.15                     2,700
R1033, grant price of $6.15                    10,800
R1039, grant price of $6.15                    27,000
R1046, grant price of $6.15                    27,000
1053, grant price of $6.21                     45,000
1060, grant price of $9.35                     15,750
1067, grant price of $9.35                     29,250

         Each grant should be fully exercised and sold before using the next grant in the above series.

6) Notwithstanding anything to the contrary herein, Broker is authorized to sell no more than 157,500 Shares during the term of this Trading Program.